Valneva SE F-3

Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Valneva SE

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Ordinary Shares, nominal value EUR 0.15 per share(1)	Other	31,787,634(2)	$2.82(3)	$89,561,658.80	$0.00013810	$12,368.47

Fees Previously Paid

	Total Offering Amounts					$89,561,658.80	$0.00013810	$12,368.47

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$12,368.47

(1)	Represents the ordinary shares, nominal value €0.15 per share (the “Ordinary Shares”) of Valneva SE (the “Registrant”), which may be represented by American Depositary Shares (the “ADSs”) of the Company, each ADS representing two Ordinary Shares, that will be offered for resale by the selling shareholders pursuant to the prospectus to which this exhibit is attached. ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-255301). Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional ordinary shares as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.
(2)	Consists of an aggregate of 31,787,634 Ordinary Shares, which may be represented by ADSs, including (i) 15,893,817 issued and outstanding Ordinary Shares and (ii) 15,893,817 Ordinary Shares issuable upon the exercise of issued and outstanding warrants of the Registrant held by the selling stockholders.
(3)	This estimate is made pursuant to Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per Ordinary Share and proposed maximum aggregate offering price are calculated on the basis of $2.82, the average of the high and low sale price of the ADSs on the Nasdaq Capital Market on June 2, 2026, divided by two as each ADS represents two Ordinary Shares.

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